Exhibit 99.1

NEWS RELEASE
Company Contact:
Gastar Exploration Ltd.
J. Russell Porter, Chief Executive Officer
713-739-1800 / rporter@gastar.com
Investor Relations Counsel:
Lisa Elliott / Anne Pearson
DRG&E : 713-529-6600
lelliott@drg-e.com / apearson@drg-e.com

GASTAR EXPLORATION ANNOUNCES SUCCESSFUL COMPLETION OF

CONSENT SOLICITATION AND INCURRANCE OF $25 MILLION UNDER NEW

SECURED TERM LOAN

HOUSTON, February 18, 2009 – Gastar Exploration Ltd.(Gastar) (NYSE Alternext US: GST and TSX: YGA) and Gastar Exploration USA, Inc. (Gastar USA) today announced that Gastar USA has completed its previously announced solicitation of consents from holders of a majority in aggregate principal amount of its $100 million 12 3/4% Senior Secured Notes due 2012 for the elimination or modification of certain covenants in the related indenture governing the Notes. Following the Company’s receipt of the requisite majority consent, the Company and certain of its subsidiaries entered into the previously negotiated $25 million term loan facility and related collateral documents. On February 17, 2009, the Company drew $25 million under the new term loan facility and intends to use the net proceeds from such incurrence to fund current and future capital commitments and operating costs.

About Gastar Exploration

Gastar Exploration Ltd. is an exploration and production company focused on finding and developing natural gas assets in North America and Australia. The Company pursues a strategy combining deep natural gas exploration and development with lower risk CBM and shale resource development. The Company owns and operates exploration and development acreage in the deep Bossier gas play of East Texas and Marcellus Shale play in West Virginia and Pennsylvania. Gastar’s CBM activities are conducted within the Powder River Basin of Wyoming and concentrated on more than 6 million gross acres controlled by Gastar and its joint development partners in Australia’s Gunnedah Basin (PEL 238, PEL 433 and PEL 434) located in New South Wales.

Safe Harbor Statement and Disclaimer

This news release includes “forward looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934. A statement identified by the words “expects”, “projects”, “plans”, and certain of the other foregoing statements may be deemed forward-looking statements. Although Gastar believes that the expectations reflected in such forward-looking statements are reasonable, these statements involve risks and uncertainties that may cause actual future activities and results to be materially different from those suggested or described in this news release. These include the risks of failure to obtain the proposed consent and satisfying other conditions to closing the proposed term loan transaction.

The NYSE Alternext US LLC and Toronto Stock Exchange have not reviewed and do not accept responsibility for the adequacy or accuracy of this release.

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